Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 16, 2010, relating to (1) the consolidated financial statements of The9 Limited (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of FASB Accounting Standards Codification 810-10-65, Consolidation — Overall — Transition and Open Effective Date Information” (previously Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”), effective January 1, 2009, and (2) the effectiveness of The9 Limited’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of The9 Limited for the year ended December 31, 2009.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
August 12, 2010